         As filed with the Securities and Exchange Commission on April 23, 1999.
                                           Registration Statement No. 333-71629

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                              --------------------

                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                          RACING CHAMPIONS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)
                              --------------
               DELAWARE                                36-4088307
     (State or Other Jurisdiction of                (I.R.S. Employer
     Incorporation or Organization)              Identification Number)
                               800 ROOSEVELT ROAD
                              BUILDING C, SUITE 320
                           GLEN ELLYN, ILLINOIS 60137
                                 (630) 790-3507
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)
                                 ROBERT E. DODS
                             CHIEF EXECUTIVE OFFICER
                          RACING CHAMPIONS CORPORATION
                               800 ROOSEVELT ROAD
                              BUILDING C, SUITE 320
                           GLEN ELLYN, ILLINOIS 60137
                            TELEPHONE (630) 790-3507
                            FACSIMILE (630) 790-0406
            (Name,Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                          Copies of communications to:
                              JAMES M. BEDORE, ESQ.
                         REINHART, BOERNER, VAN DEUREN,
                            NORRIS & RIESELBACH, S.C.
                       1000 NORTH WATER STREET, SUITE 2100
                               MILWAUKEE, WI 53202
                            TELEPHONE (414) 298-1000
                            FACSIMILE (414) 298-8097

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


============================================================================================================
     TITLE OF EACH                                 PROPOSED             PROPOSED
       CLASS OF                                     MAXIMUM              MAXIMUM
      SECURITIES               AMOUNT              OFFERING             AGGREGATE            AMOUNT OF
         TO BE                  TO BE                PRICE              OFFERING           REGISTRATION
      REGISTERED             REGISTERED            PER SHARE              PRICE                 FEE
------------------------------------------------------------------------------------------------------------
COMMON STOCK, PAR
VALUE $0.01 PER SHARE          255,863               $13.88 (1)         $3,551,379 (1)           $  988 (3)
                                SHARES (1)(2)
COMMON STOCK, PAR
VALUE $0.01 PER SHARE          273,342               $13.75 (4)         $3,758,453 (4)           $1,045
                                SHARES
============================================================================================================



(1) THESE SHARES OF COMMON STOCK ARE ISSUABLE PURSUANT TO WARRANTS ASSUMED BY THE REGISTRANT UPON THE CONSUMMATION OF ITS ACQUISITION OF RACING CHAMPIONS SOUTH, INC. (FORMERLY NAMED WHEELS SPORTS GROUP, INC.). THE PROPOSED MAXIMUM OFFERING PRICE FOR THE SHARES ISSUABLE PURSUANT TO SUCH WARRANTS IS, PURSUANT TO RULE 457(G), EQUAL TO THE PRODUCT OF (I) THE EXERCISE PRICE PER SHARE OF COMMON STOCK ISSUABLE PURSUANT THERETO AND (II) THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK ISSUABLE PURSUANT THERETO.


(2) PURSUANT TO RULE 416 PROMULGATED UNDER THE ACT, THIS REGISTRATION STATEMENT COVERS SUCH SHARES AS MAY BE ISSUABLE PURSUANT TO THE ANTIDILUTION PROVISIONS OF THE WARRANTS.

(3) PREVIOUSLY PAID BY THE REGISTRANT IN CONNECTION WITH THE FILING OF THE REGISTRATION STATEMENT ON FEBRUARY 2, 1999.
(4) CALCULATED IN ACCORDANCE WITH RULE 457(c) BASED ON THE AVERAGE OF THE HIGH AND LOW SALES PRICES OF THE COMMON STOCK AS REPORTED ON THE NASDAQ NATIONAL MARKET ON APRIL 20, 1999, SOLELY FOR PURPOSES OF CALCULATING THE AMOUNT OF THE REGISTRATION FEE.


                              --------------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS

                                     [LOGO]


                         529,205 SHARES OF COMMON STOCK





Racing Champions Corporation is offering 255,863 shares of its Common Stock to the holders of 1,003,384 Warrants assumed by Racing Champions in connection with its acquisition of Wheels Sports Group, Inc. The Warrants may be exercised to purchase a total of 255,863 shares of Racing Champions Common Stock at $13.88 per share.


                         PER SHARE      TOTAL
                         ---------      -----

Exercise Price . . . . . $13.88         $3,551,379




Certain stockholders of Racing Champions are offering for sale up to 273,342 shares of Racing Champions common stock. Because these shares will be sold by the selling stockholders, Racing Champions will not receive any proceeds from the sale of these shares.

The selling stockholders have not advised Racing Champions of any specific plans they have for the distribution of their shares covered by this Prospectus. Racing Champions anticipates that the selling stockholders will sell the shares from time to time primarily in transactions (which may include block transactions) on the Nasdaq National Market at the market price then prevailing. However, the selling stockholders may also make sales in negotiated transactions or otherwise. The selling stockholders and the brokers and dealers which may sell the shares on behalf of the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and their commissions or discounts and other compensation may be regarded as underwriters' compensation.



We are the leading producer and marketer of die-cast racing replicas sold at more than 20,000 North American retail outlets. We have leveraged this leadership position and our relationship with NASCAR to market an extensive line of NASCAR collectibles, which includes Press Pass trading cards in addition to die-cast racing replicas, as well as NASCAR apparel and souvenirs. Building on our proven retail strategies, and our leading-edge design and manufacturing capabilities, we have also broadened our offering of die-cast collectibles to include high-profile, licensed vehicle replicas on behalf of World Championship Wrestling and Sony "Signature" performers.


Shares of Racing Champions Common Stock are traded on the Nasdaq National Market. We urge you to obtain current market prices before purchasing shares of Racing Champions Common Stock.



                    Trading Symbol on Nasdaq National Market: RACN
             Last Sale Price on April 20, 1999: $14.00 per share



                          ----------------------------


Consider carefully the risk factors beginning on page 3 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                          ----------------------------



                                ___________, 1999

                               PROSPECTUS SUMMARY

         This summary highlights selected information from this document and from the documents that we incorporate by reference. For a more complete description of the offering and Racing Champions, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" (page 10).

RACING CHAMPIONS CORPORATION
800 Roosevelt Road
Building C, Suite 320
Glen Ellyn, IL 60137
(630) 790-3507


We are the leading producer and marketer of die-cast racing replicas sold at more than 20,000 North American retail outlets. We have leveraged this leadership position and our relationship with NASCAR to market an extensive line of NASCAR collectibles, which includes Press Pass trading cards in addition to die-cast racing replicas, as well as NASCAR apparel and souvenirs. Building on our proven retail strategies, and our leading-edge design and manufacturing capabilities, we have also broadened our offering of die-cast collectibles to include high-profile, licensed vehicle replicas on behalf of World Championship Wrestling and Sony "Signature" performers.


Since our inception in 1989, Racing Champions has capitalized on the growing popularity of motor sports by offering an expanding line of high quality, affordable racing replicas targeted toward racing fans and adult collectors. Beginning in 1996, Racing Champions successfully expanded into classic and custom vehicle collectibles by introducing the Racing Champions Mint(TM) line of high quality die cast replicas of classic and late-model vehicles. Racing Champions continued this expansion in 1997 by introducing additional lines of classic and custom vehicle replicas and two new lines of collectible pewter figures. In 1998, we introduced a new line of die-cast vehicle replicas sold exclusively at hobby and collector shops and a new line of collectible pewter figures.


In June 1998, we completed the acquisition of Wheels Sports Group, Inc., which was subsequently renamed Racing Champions South, Inc. Racing Champions South markets and distributes souvenirs, apparel and collectible sports trading cards, primarily for the NASCAR market.


THE OFFERING


The Warrants. Racing Champions is offering up to 255,863 shares of its Common Stock to the holders of the Warrants. The Warrants were originally issued by Racing Champions South in April 1997 in connection with its initial public offering. Racing Champions assumed the Warrants in June 1998 upon the completion of Racing Champions' acquisition of Racing Champions South. Two Warrants may be exercised to purchase 0.51 shares of Racing Champions Common Stock at an exercise price of $13.88 per share. The Warrants expire on April 16, 2002. Racing Champions may redeem the Warrants if the average closing bid price of Racing Champions Common Stock exceeds $17.35 over a 20 trading day period preceding the notice of redemption. The redemption price is $0.05 per Warrant. See "Plan of Distribution" on page 8 for a more complete description of the Warrants.



The Selling Stockholders. The selling stockholders are offering for sale up to 273,342 shares of Racing Champions common stock. Because these shares will be sold by the selling stockholders, Racing Champions will not receive any proceeds from the sale of these shares. For more information on the selling stockholders, please refer to "Selling Stockholders" on page 8 and "Plan of Distribution" on page 8.


FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

We have made forward-looking statements in this document, and in documents that we incorporate by reference, that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Racing Champions. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements.

You should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of Racing Champions and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include those discussed under the caption "Risk Factors" starting on page 3.

                                  RISK FACTORS

         Before purchasing our stock, you should carefully consider the following risk factors and the other information contained in this Prospectus.

CONSUMER ACCEPTANCE OF PRODUCTS

         Rapidly changing consumer preferences may affect the markets for Racing Champions' products. Racing Champions' historical growth has been based in part on the growing interest in racing and motor sports and the evolution of the preferences of racing enthusiasts and collectors toward Racing Champions' products. A decline in the popularity of racing and motor sports or a change in consumer preferences could have a material adverse effect on Racing Champions. Racing Champions' future growth will depend in large part upon its ability to continue to conceive, design, source and market new products and upon continuing market acceptance of its existing and future products. Any significant delays in the introduction of, or the failure to introduce, new products or additions to its existing product lines or the failure of Racing Champions' existing or future products to maintain or receive market acceptance could have a material adverse effect on the business, results of operations or financial condition of Racing Champions.

COMPETITION

         Racing Champions operates in highly competitive markets. Racing Champions competes with several larger domestic and foreign companies, such as Mattel, Inc., Hasbro, Inc. and Action Performance Companies, Inc., and with other producers of racing and non-racing vehicle replicas. Racing Champions also competes with domestic and foreign producers of scaled die cast toy vehicles. Racing Champions' collectible sports trading cards compete with full line collectible sports trading card companies, primarily Upper Deck, and with several smaller companies with more limited product lines. Many of Racing Champions' competitors have greater financial, technical, marketing and other resources than Racing Champions. There can be no assurance that Racing Champions will be able to continue to compete successfully in the future.

DEPENDENCE ON LICENSING ARRANGEMENTS

         Racing Champions markets virtually all of its products under licenses from other parties. For example, Racing Champions markets its racing replicas and other NASCAR souvenirs and merchandise pursuant to licensing arrangements with race team owners, drivers, sponsors, agents, vehicle manufacturers and major racing series sanctioning bodies. Racing Champions markets its collectible figures pursuant to licensing arrangements with popular sports figures, creators of certain comic book characters and owners of major entertainment properties. These licensing arrangements are generally limited in scope and duration and generally authorize the sale of specific licensed products on a nonexclusive basis for a limited period of time. Any termination, cancellation or inability to renew certain of Racing Champions' existing licensing arrangements, or the inability to develop and enter into new licensing arrangements, could have a material adverse effect on the business, results of operations or financial condition of Racing Champions.

         Increased competition among manufacturers for licenses could require Racing Champions to pay licensors higher royalties and higher minimum guaranteed payments in the future in order to obtain or retain attractive properties for development of existing and new product lines. This increased competition could have an adverse effect on the profitability of these licenses. In addition, exclusive or other licensing arrangements granted to competitors or other parties could limit Racing Champions' future ability to produce replicas of certain characters, athletes, vehicles, drivers and sponsors, including replicas of vehicles or entities currently being produced. For example, competitors currently have licenses with Dale Earnhardt, Jeff Gordon and other popular drivers which restrict Racing Champions' ability to produce replicas of these drivers' racing vehicles.

RELIANCE ON KEY SUPPLIERS

         Racing Champions depends upon independently owned factories located in China to manufacture its racing replicas and certain other products. Any difficulties encountered by the independent manufacturers which result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could have a material adverse effect on the business, results of operations or financial condition of Racing Champions. Any significant accident, labor dispute or other disruption at one or more of these factories also could adversely affect Racing Champions' business, results of operations or financial condition.

RISKS OF FOREIGN MANUFACTURING

         Racing Champions' reliance on foreign manufacturing subjects it to numerous risks, including the following: fluctuations in currency exchange rates; economic and political instability; restrictive actions by foreign governments; the laws and policies of the United States affecting the importation of goods (including duties, quotas and taxes); and trade and foreign tax laws.

         Substantially all of Racing Champions' products are subject to United States duties and regulations pertaining to the importation of goods. Currently, Racing Champion imports the majority of its products duty free. The United States may, from time to time, impose new duties, tariffs, quotas or other charges or restrictions, or adjust presently prevailing quotas, duties or tariff levies, which could adversely affect Racing Champions' business, financial condition or results of operations or its ability to continue to import products at current or increased levels. From time to time, Racing Champions may also be involved in disputes with the United States Customs Service regarding the amount of duty to be paid, the value of merchandise to be reported or other customs regulations with respect to certain of Racing Champions' imports, which may result in the payment of additional duties and/or penalties. Racing Champions cannot predict what regulatory changes may occur or the type or amount of any financial impact on Racing Champions which those changes may have in the future.

TRADING STATUS OF CHINA

         Racing Champions' racing replicas and certain other products are manufactured in China. Currently, China has "Most Favored Nation" status and generally is not subject to discriminatory United States duties. The United States most recently renewed China's "Most Favored Nation" status in June of 1998. China's trading status is reviewed on an annual basis and each renewal may involve a review by the United States government of various commercial and legal practices widespread in China, including the handling of intellectual properties. Accordingly, the duty treatment of goods imported from China is subject to political uncertainties. To the extent China ceases to have "Most Favored Nation" status or its exports become subject to political retaliation, the cost of importing products from China could increase significantly. Racing Champions could also be subject to the imposition of retaliatory tariffs or other import restrictions such as quotas as a result of a trade dispute between China and the United States. These increased tariffs or other restrictions could be imposed whether or not the trade dispute itself involves products of the type imported by Racing Champions. Such increased tariffs or other trade restrictions could also have a material adverse effect on the business, results of operations or financial condition of Racing Champions.

RISKS RELATING TO HONG KONG

         Racing Champions conducts operations in Hong Kong through its Hong Kong subsidiary. On July 1, 1997, sovereignty over Hong Kong was transferred from the United Kingdom to China, and Hong Kong became a Special Administrative Region of China. At the present time, Racing Champions is unable to predict the effect, if any, that such change will have on Racing Champions' business, financial condition or results of operations.

FOREIGN CURRENCY RISK

         Racing Champions' sales are denominated in U.S. dollars. Racing Champions' purchases of finished goods from the Chinese manufacturers are denominated in Hong Kong dollars. Expenses for these manufacturers are often denominated in Chinese Renminbi. Racing Champions is subject to a variety of risks associated with changes among the relative values of the U.S. dollar, the Hong Kong dollar and Renminbi. Any material increase in the value of the Hong Kong dollar or Renminbi relative to the U.S. dollar would increase Racing Champions' expenses and therefore could have a material adverse effect on Racing Champions. Since 1983, the Hong Kong government has maintained a policy of linking the U.S. dollar and the Hong Kong dollar. There can be no assurance that this link will be continued, although Racing Champions is not aware of any intention of the Hong Kong government or China to abandon the link. There has been significant volatility in the exchange rates of Renminbi to U.S. dollars in recent years. Over the last five years, the Renminbi has experienced significant devaluation against most major currencies. Racing Champions does not hedge foreign currency risk.

DEPENDENCE ON SIGNIFICANT CUSTOMERS; CONCENTRATION OF ACCOUNTS RECEIVABLE

         Racing Champions' success is, in part, dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for Racing Champions' products. Racing Champions does not have long-term contracts with its customers. An adverse change in Racing Champions' relationship with or the financial viability of one or more of its customers could have a material adverse effect on Racing Champions. In addition, certain of these retailers generally purchase large quantities of Racing Champions' products on credit, which may cause a concentration of accounts receivable among some of Racing Champions' largest customers. Any inability or unwillingness to pay these accounts receivable when due by one or more of Racing Champions' largest customers could adversely affect Racing Champions' financial condition. Although Racing Champions maintains credit insurance to reduce the risk associated with the accounts receivable from 22 of its major customers, the amount of this insurance generally does not cover the total amount of the accounts receivable from any particular customer.

RELIANCE ON KEY PERSONNEL


         Racing Champions relies heavily on its senior managers, including its founders, Robert E. Dods, Boyd L. Meyer and Peter K.K. Chung. Although Racing Champions has entered into an employment agreement with each of the founders that extends through April 30, 2001, there can be no assurance that Racing Champions will be able to retain them or its other key employees in the future. The loss of the services of any of the founders could have a material adverse effect on Racing Champions. Racing Champions maintains a $2,000,000 key man life insurance policy on each of the founders.

SEASONAL PRODUCT DEVELOPMENT AND SALES


         Racing Champions generally must adjust the styles of its racing replicas and its other NASCAR racing products each year to accurately reflect the various vehicles competing in NASCAR. Generally in the fourth quarter, Racing Champions commences this process of product development for the coming year by obtaining information about new race cars. From that point until the release date of the particular racing product during the racing season, Racing Champions, along with its Hong Kong subsidiary and the manufacturers, must complete the production process, including the design of prototypes for the new products, the production of new tooling, if any, and the manufacture of the products, and deliver the products to retailers. Any inability by Racing Champions to deliver the new racing products to retailers by the start of the racing season could have a material adverse effect on Racing Champions. Racing Champions' sales are also seasonal, with approximately 60% of Racing Champions' net sales on average over the two fiscal years ended December 31, 1998, occurring during the second and third quarters.


PRODUCT LIABILITY AND OTHER CLAIMS

         Racing Champions faces product liability risks relating to the use of Racing Champions' products. Although Racing Champions has not experienced any material product liability costs or claims, Racing Champions carries a policy of product liability insurance against such contingencies. Racing Champions may also be subject to other legal claims, such as unfair competition or trademark infringement. Any legal claims, if brought, could materially adversely affect the business or financial condition of Racing Champions.

CONTROL BY PRINCIPAL STOCKHOLDERS


         The executive officers and directors of Racing Champions collectively beneficially own approximately 45.2% of the outstanding shares of Racing Champions Common Stock (including 3,032,680 shares of Racing Champions Common Stock as to which certain directors of Racing Champions have shared voting and investment power). This share ownership would permit these stockholders, if they chose to act together, to control the election of Racing Champions' directors and other actions requiring stockholder approval.


POSSIBLE VOLATILITY OF STOCK PRICE

         The stock market has in the past experienced price and volume fluctuations that have at times been unrelated to corporate operating performance. Such market volatility may adversely affect the market price of shares of Racing Champions Common Stock. Other factors, such as fluctuations in quarterly operating results, changes in trade policy between China and the United States and evolving business prospects of Racing Champions' customers and competitors, also could cause the market price of shares of Racing Champions Common Stock to fluctuate substantially.

DIVIDEND POLICY

         Racing Champions currently anticipates that all of its earnings will be retained for development and expansion of Racing Champions' business and does not anticipate paying any cash dividends on shares of Racing Champions Common Stock in the foreseeable future.

GOVERNMENT REGULATION

         Racing Champions is subject to numerous federal and state health, safety, tax and other regulations. No assurance can by given that current government regulations or future regulatory changes will not adversely affect Racing Champions. In addition, certain of Racing Champions' tax positions could be subject to examination and challenge by the Internal Revenue Service.

SHARES ELIGIBLE FOR FUTURE SALE


         Sales of substantial amounts of Racing Champions Common Stock in the public market could adversely affect the market price of Racing Champions Common Stock. As of March 26, 1999, 16,085,997 shares of Racing Champions Common
Stock were outstanding. All of these shares are freely tradable in the market, except for shares held by "affiliates" of Racing Champions which are subject to the resale limitations (excluding the holding period requirement) of Rule 144 under the Securities Act and shares of Racing Champions Common Stock received by certain persons deemed to be affiliates of Racing Champions South prior to its acquisition by Racing Champions which are subject to the restrictions imposed by Rules 144 and 145 under the Securities Act.


CERTAIN ANTI-TAKEOVER PROVISIONS

         Certain provisions of Racing Champions' Certificate of Incorporation and By-Laws and of the Delaware General Corporation Law could discourage potential acquisition proposals and delay or prevent a change in control of Racing Champions. These provisions could diminish the opportunities for a stockholder to participate in potential premiums associated with tender offers or other acquisitions of Racing Champions or Racing Champions Common Stock. These provisions include certain advance notice procedures for nominations of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings. In addition, the Delaware anti-takeover statute could delay or prevent consummation of an acquisition transaction between Racing Champions and certain significant stockholders if the Racing Champions Board does not approve such acquisition transaction in advance.


                              RECENT DEVELOPMENTS

         On April 13, 1999, Racing Champions completed its acquisition (the "Ertl Acquisition") of The Ertl Company, Inc. ("Ertl") and certain of Ertl's foreign affiliates. Ertl manufactures, markets and distributes agricultural, imprint die-cast collectibles and hobby model kits. The Ertl Acquisition was consummated through the purchase by certain of Racing Champions' subsidiaries of the stock of Ertl and the stock of Ertl's affiliates in the United Kingdom, Mexico, Hong Kong and Italy and the purchase of certain assets and assumption of certain liabilities of Ertl's affiliate in Canada. The purchase price for the Ertl Acquisition was $104.5 million in cash, which is subject to post-closing adjustment based upon the net worth of the acquired business immediately prior to closing. In connection with the Ertl Acquisition, Racing Champions and certain of its subsidiaries entered into a Credit Agreement with First Union National Bank, as lender and agent, and certain other lenders named therein (the "Credit Agreement"). The Credit Agreement provides Racing Champions with a revolving credit facility of up to $60,000,000 and a term loan of $115,000,000. On April 13, 1999, the Company borrowed approximately $139.3 million pursuant to the Credit Agreement, of which approximately $104.5 million was used to fund the Ertl Acquisition.

                                 USE OF PROCEEDS


         If the Warrants are exercised in full, Racing Champions will receive aggregate proceeds in the amount of approximately $3,551,779, before deducting estimated expenses of approximately $19,033. Racing Champions anticipates that it will use any proceeds from the exercise of the Warrants for general corporate purposes. Racing Champions will not receive any proceeds from the sale of the shares of Racing Champions Common Stock offered by the selling stockholders.



                              SELLING STOCKHOLDERS

         The selling stockholders are offering 273,342 shares of Racing Champions common stock for sale pursuant to this Prospectus. Additional information with respect to the selling stockholders follows.


                           SHARES OF COMMON STOCK              SHARES OFFERED             SHARES TO BE OWNED
                           OWNED PRIOR TO OFFERING             FOR SALE HEREBY            AFTER THE OFFERING*
                           -----------------------             ---------------            -------------------

                                                                                        NUMBER            PERCENT
                                                                                        ------            -------
Indosuez CM II, Inc.              259,773(1)                      259,773(1)              -                  -
Nicholas J. Moceri                  2,048(2)                        2,048(2)              -                  -
Scott B. Olson                     11,521(2)                       11,521(2)              -                  -

*Assumes sale of all shares offered hereby.



(1) Represents shares of Racing Champions Common Stock which will be received by the selling stockholder upon exercise of outstanding warrants issued to the selling stockholder on December 31, 1997 by Racing Champions South and assumed by Racing Champions on June 12, 1998 in connection with the acquisition of Racing Champions South. The warrants are exercisable at $6.86 per share. The warrants were issued to the selling stockholder by Racing Champions South in connection with the establishment of a credit facility consisting of a term loan of $7.7 million and up to $10 million in revolving loans. All obligations under this facility were paid in June 1998.



(2) Represents shares of Racing Champions Common Stock which will be received by the selling stockholders upon exercise of outstanding warrants issued to the selling stockholders on April 16, 1997 by Racing Champions South and assumed by Racing Champions on June 12, 1998 in connection with the acquisition of Racing Champions South. Certain of the warrants are exercisable to purchase shares of Racing Champions Common Stock at $16.77 per share and certain of the warrants are exercisable to purchase Warrants at $0.145 per Warrant (with the Warrants exercisable to purchase shares of Racing Champions Common Stock at $13.88 per share). The warrants were issued to the lead underwriter in Racing Champions South's initial public offering and subsequently transferred to the selling stockholders.


                              PLAN OF DISTRIBUTION


          The Selling Stockholders. The selling stockholders may, without limitation and from time to time, sell all or a portion of their shares of Racing Champions Common Stock being registered hereunder (the "Shares") on any stock exchange, market or trading facility on which the Shares are traded, at market prices prevailing at the time of sale, fixed prices or at negotiated prices. The Shares may, without limitation, be sold by the selling stockholders by one or more of the following methods:

      - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      - block trades in which the broker-dealer engaged by any of the selling stockholders will attempt to sell the Shares as agent for such selling stockholder but may position and resell a portion of the block as principal to facilitate the transaction;

      - purchases by a broker-dealer as principal and resale by such broker-dealer for its account;

      -   privately negotiated transactions;

      - in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended, rather than pursuant to this prospectus;

      -   a combination of any such methods of sale; or

      -   any other method permitted pursuant to applicable law.

          From time to time the selling stockholders may pledge their Shares pursuant to the margin provisions of the selling stockholder's customer agreements with its brokers. Upon a default by such a selling stockholder, the broker may, from time to time, offer and sell the pledged Shares.

          In effecting sales, brokers-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in such sales. Brokers-dealers may receive commissions or discounts from the selling stockholders (or, if any such broker-dealer acts as agent for the purchase of such Shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the selling stockholders.

          The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

          Racing Champions is required to pay all fees and expenses incident to the registration of the Shares, other than the fees and disbursements of counsel to the selling stockholders and underwriting discounts or commissions, if any. Additionally, Racing Champions has agreed to indemnify the selling stockholders from certain liabilities in connection with the offering, including liabilities under the federal securities laws.



         THE WARRANTS. Racing Champions will issue 255,863 of the shares of Racing Champions Common Stock offered hereby upon exercise of the Warrants. We have summarized below certain terms of the Warrants relevant to exercise.


         The following description of certain terms of the Warrants does not purport to be complete and is qualified in its entirety by reference to the terms of the Warrants and the terms of a Warrant Agreement between the Company and BankBoston, N.A. (the "Warrant Agent"). A copy of the form of the Warrants and the Warrant Agreement have been filed with the Securities and Exchange Commission. See "Where You Can Find More Information" at page 10.

         EXERCISE PRICE AND TERMS. Two Warrants entitle the holder to purchase
0.51 shares of Racing Champions Common Stock at an exercise price of $13.88 per share. The Warrants may not be exercised after 5:00 p.m., Central Time, on April 16, 2002. Racing Champions has authorized and reserved for issuance the shares of Racing Champions Common Stock issuable on exercise of the Warrants. The Warrants are exercisable to purchase a total of 255,863 shares of Racing Champions Common Stock.

         ADJUSTMENTS. The Warrant exercise price and the number of shares of Racing Champions Common Stock purchasable upon exercise of the Warrants are subject to adjustment in the event of, among other events, a stock dividend on, or a subdivision, recapitalization or reorganization of, the Racing Champions Common Stock, or the merger or consolidation of Racing Champions with or into another corporation or business entity.

         REDEMPTION PROVISIONS. Racing Champions, in its discretion, may redeem outstanding Warrants, in whole but not in part, upon not less than 30 days' notice, at a price of $.05 per Warrant, provided that the closing bid price of the Racing Champions Common Stock equals or exceeds $17.35 for 20 consecutive trading days. The redemption notice must be provided not more than five business days after conclusion of the 20 consecutive trading days in which the closing bid price of the Common Stock equals or exceeds $17.35 per share. In the event Racing Champions exercises its right to redeem the Warrants, the Warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled only to the redemption price.

         Racing Champions must have on file a current registration statement with the Securities and Exchange Commission pertaining to the Racing Champions Common Stock underlying the Warrants in order for a holder to exercise the Warrants or in order for the Warrants to be redeemed by the Company. The shares underlying the Warrants must also be registered or qualified for sale under the securities laws of the state in which the Warrant holder resides. Racing Champions intends to use its best efforts to keep the Registration Statement incorporating this Prospectus current, but there can be no assurance that such Registration Statement (or any other registration statement filed by Racing Champions covering shares underlying the Warrants) can be kept current. In the event the Registration Statement covering the underlying Racing Champions Common Stock is not kept current, or if the Racing Champions Common Stock underlying the Warrants is not registered or qualified for sale in the state in which a Warrant holder resides, the Warrants may be deprived of any value.

         EXERCISE. The Warrants may be exercised upon surrender of the certificate representing such Warrants on or prior to the expiration date (or earlier redemption date) of such Warrants at the offices of the Warrant Agent with the form of "election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price by check payable to the order of Racing Champions for the number of Warrants being exercised. Shares of Racing Champions Common Stock issued upon exercise of Warrants for which payment has been received in accordance with the terms of the Warrants will be fully paid and nonassessable. Racing Champions is not required to issue any fractional shares of Racing Champions Common Stock upon the exercise of Warrants or upon the occurrence of adjustments pursuant to anti-dilution provisions. Racing Champions will pay to holders of fractional interests an amount equal to the cash value of such fractional interests based upon the then-current market price of a share of Racing Champions Common Stock.

         WARRANT HOLDER NOT A STOCKHOLDER. The Warrants do not confer upon the Warrant holder any voting or other rights of a stockholder of Racing Champions. Upon notice to the Warrant holders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants. Although this right is intended to benefit Warrant holders, to the extent Racing Champions exercises this right when the Warrants would otherwise be exercisable at a price higher than the prevailing market price of the Racing Champions Common Stock, the likelihood of exercise, and resultant increase in the number of shares outstanding, may impede or make more costly a change in control of Racing Champions.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., Milwaukee, Wisconsin.

                                     EXPERTS


         The financial statements and schedule of Racing Champions at December 31, 1997 and 1998 and the years ended December 31, 1996, 1997 and 1998 incorporated into this Prospectus and Registration Statement by reference to Racing Champions' Annual Report on Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports thereon appearing therein, and are incorporated herein in reliance upon such reports given upon the authority of such firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         Racing Champions files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any such reports, statements or other information at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Racing Champions' Commission filings are also available to the public from commercial document retrieval services and at the world wide web site maintained by the Commission at "http://www.sec.gov."


         Racing Champions has filed a Registration Statement on Form S-3 (the "Registration Statement") to register with the Commission the Common Stock pursuant to this prospectus. This Prospectus is a part of the Registration Statement. As allowed by Commission rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement, which are incorporated herein by reference.


         The Commission allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information that we incorporate by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. This Prospectus incorporates by reference the documents set forth below that Racing Champions has previously filed with the Commission. These documents contain important information about Racing Champions and its finances.



          RACING CHAMPIONS COMMISSION FILINGS                   PERIOD
          -----------------------------------                   ------
          Annual Report on Form 10-K                            Year ended December 31, 1998
          Description of the Common
             Stock set forth in Racing Champions'
             Registration Statement pursuant to Section 12 of
             the Exchange Act



         Racing Champions also is incorporating by reference all additional documents that it will file with the Commission between the date of this Prospectus and the termination of the offering.

         Documents which Racing Champions incorporates by reference are available from Racing Champions without charge, excluding all exhibits unless Racing Champions has specifically incorporated by reference an exhibit in this Prospectus. Warrant holders may obtain documents incorporated by reference in this Prospectus by requesting them in writing or by telephone from Racing Champions at the following address:

         Racing Champions Corporation
         800 Roosevelt Road
         Building C, Suite 320
         Glen Ellyn, IL 60137
         Attention: Corporate Secretary
         (630) 790-3507

===============================================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF RACING CHAMPIONS SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED OR SINCE THE DATE OF THIS PROSPECTUS.


                 TABLE OF CONTENTS

                                               Page

Summary.......................................2

Risk Factors..................................3

Recent Developments...........................7


Use of Proceeds...............................8


Selling Stockholders..........................8


Plan of Distribution..........................8

Legal Matters.................................9

Experts.......................................9

Where You Can Find More
 Information.................................10






==============================================================================







                                     [LOGO]








                         529,205 SHARES OF COMMON STOCK











                        --------------------------------

                                   PROSPECTUS
                        -------------------------------














                                 _______, 1999

===============================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution.

                  The expenses in connection with the offering are as follows:



                  Item                                                   Amount
                  ----                                                   ------

Registration fee..................................................      $ 2,033
Printing and engraving expenses...................................        1,000
Legal fees and expenses...........................................       10,000
Accounting fees and expenses......................................        5,000
Miscellaneous expenses............................................        1,000
                                                                        -------

              Total...............................................      $19,033
                                                                        =======


----------

         All of the above expenses will be paid by the Company.

Item 15.          Indemnification of Directors and Officers.

         Set forth below is a description of certain provisions of the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of Racing Champions Corporation (the "Company"), the Amended and Restated By-Laws of the Company (the "By-Laws") and the Delaware General Corporation Law ("DGCL"). This description is qualified in its entirety by reference to the Certificate of Incorporation, the By-Laws and the DGCL.

         The Certificate of Incorporation provides that, to the full extent provided by law, a director will not be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director. The DGCL provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders, except for liability (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of section 174 of the DGCL or (iv) with respect to any transaction from which the director derived an improper personal benefit.

         Under the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. With respect to actions by or in the right of the corporation as a derivative action, section 145 of the DGCL provides that a corporation may indemnify directors, officers and other persons as described above, except if such person has been adjudged to be liable to the corporation, unless the court in which such action or suit was brought determines in view of all of the circumstances of the case that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         Article V of the By-Laws provides for the mandatory indemnification of directors, officers, employees or agents of the Company to the full extent permitted by the DGCL. The By-Laws also contain a nonexclusivity clause which provides in substance that the indemnification rights under the

Amended and Restated By-Laws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement with the Company, any By-Law or otherwise.

         The DGCL permits and Article V of the By-Laws authorizes the Company to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not the Company would have the power to indemnify such director, officer, employee or agent against such liability under the applicable provisions of the DGCL, the Certificate of Incorporation or the By-Laws.

         The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the foregoing liabilities and expenses.




Item 16.          Exhibits.  The following exhibits are filed as part of this
                             Registration Statement.

         Exhibit
         Number                                      Description
         ------                                      -----------

         3.1      Amended and Restated Certificate of Incorporation of the Company.  (1)

         3.2      First  Amendment to Amended and Restated  Certificate of  Incorporation  of the Company.
                  (1)

         3.2      Amended and Restated By-Laws. (2)

         5        Opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c.

         23.1     Consent of Arthur Andersen LLP.

         23.2     Consent of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. (included in its opinion filed as
                  Exhibit 5 hereto)

         24       Power of Attorney. (3)


----------------------


(1) Filed on March 29, 1999 as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 0-22635) and incorporated herein by reference.






(2) Filed on August 13, 1998 as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 0-22635) and incorporated herein by reference.



(3)      Previously filed.

Item 17.          Undertakings.

                  The undersigned registrant undertakes as follows:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                           (i)      Include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii)     Reflect in the prospectus any facts or
events arising after the effective date of the registration statement for the most recent post-effective amendment thereof which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii)    Include any material information with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated in the registration statement.

                  (2) That, for determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer of controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in the City of Glen Ellyn, State of Illinois on the 23rd day of April, 1999.



                                  RACING CHAMPIONS CORPORATION


                                  BY /s/ Robert E. Dods
                                     ------------------------------------------
                                        Robert E. Dods, Chief Executive Officer





         Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.




Signature                                   Title                                            Date
---------                                   -----                                            ----

/s/ Robert E. Dods                          Chief Executive Officer and Director           April 23, 1999
---------------------------------           (Principal Executive Officer)
Robert E. Dods

         *                                  President and Director                         April 23, 1999
---------------------------------
Boyd L. Meyer

         *                                  Director                                       April 23, 1999
---------------------------------
Peter K.K. Chung

         *                                  Director                                       April 23, 1999
---------------------------------
Samuel B. Guren

         *                                  Director                                       April 23, 1999
-----------------------------------
Avy H. Stein

         *                                  Director                                       April 23, 1999
----------------------------------
Daniel M. Gill

         *                                  Director                                       April 23, 1999
-----------------------------------
John S. Bakalar

         *                                  Director                                       April 23, 1999
----------------------------------
John J. Vosicky




         *                                  Director                                       April 23, 1999
----------------------------------
Victor H. Shaffer

/s/ Curtis W. Stoelting                     Executive Vice President and                   April 23, 1999
-----------------------------------         Secretary (Principal Accounting
Curtis W. Stoelting                         Officer and Principal Financial
                                            Officer)

/s/ Curtis W. Stoelting                                                                    April 23, 1999
-----------------------------------
Curtis W. Stoelting
*Attorney-in-Fact
